Exhibit 99.1

CITI REPORTS FIRST QUARTER INCOME OF $5.01 BILLION, EPS OF $1.01

RECORD REVENUES OF $25.5 BILLION, UP 15%

INTERNATIONAL REVENUES UP 18%

RECORD REVENUES AND NET INCOME IN MARKETS & BANKING AND WEALTH MANAGEMENT

RESULTS INCLUDE PREVIOUSLY ANNOUNCED CHARGE OF $871 MILLION AFTER-TAX
RELATED TO STRUCTURAL EXPENSE REVIEW.  EXCLUDING THE CHARGE,
INCOME WAS $5.88 BILLION, OR $1.18 PER SHARE

New York, NY, April 16, 2007 — Citigroup Inc. (NYSE:C) today reported net income for the 2007 first quarter of $5.01 billion, or $1.01 per share.  Results include a previously disclosed charge of $1.38 billion, or $871 million after-tax, related to a structural expense review conducted during the quarter.  Excluding the charge, net income was $5.88 billion, or $1.18 per share.  Return on common equity was 17.1%.

Management Comment

“We generated strong momentum this quarter, with revenues increasing 15% to a record, driven by growing customer business volumes.  Global consumer deposits were up 12% and global consumer loans grew 11%.  In our international franchises, revenues grew 18%, led by international markets & banking revenue up 20%.  Our revenue growth combined with improving expense management and, after adjusting for certain non-recurring items, we generated positive operating leverage.  Offsetting our improved revenue and expense performance were higher credit costs and a lower level of tax benefits than last year,” said Charles Prince, Chairman and Chief Executive Officer of Citi.

“We continued to invest in expanding our distribution and enhancing our technology as we build a broad, strong foundation for future growth.  We also announced the acquisition of Egg, Ltd. in the U.K., the world’s largest internet bank, and we launched a tender offer to acquire 100% of Nikko Cordial in Japan, consistent with our effort to drive growth through a balance of organic investment and targeted acquisitions and expand internationally.” said Prince.

“We achieved these results while completing our structural expense review, which will help us become a leaner, more efficient organization and lower our rate of expense growth.  As we look ahead, our priorities are clear: we will invest to grow and integrate our businesses, take actions to improve efficiency and lower costs, and continue to build momentum across our franchises,” said Prince.

Citi First Quarter 2007 Segment Results

	Revenues		%	Net Income		%
(In Millions of Dollars, except EPS)	2007	2006	Change	2007	2006	Change
Global Consumer	$13,106	$11,955	10%	$2,633	$3,073	(14)%
Markets & Banking	8,957	7,279	23	2,621	1,929	36
Global Wealth Management	2,818	2,483	13	448	287	56
Alternative Investments	562	675	(17)	222	353	(37)
Corporate/Other	16	(209)	NM	(912)	(87)	NM
Results from Continuing Operations	$25,459	$22,183	15%	$5,012	$5,555	(10)%
Discontinued Operations				—	84
Total Citigroup				$5,012	$5,639	(11)%
Earnings per Share from Continuing Operations				$1.01	$1.11	(9)%
Earnings per Share				$1.01	$1.12	(10)%

NM Not meaningful

FIRST QUARTER SUMMARY

•                  Revenues were a record, up 15%, driven by 23% revenue growth in markets & banking, including record revenues in fixed income and equity markets, investment banking and transaction services.  International consumer revenues grew 14% and global wealth management revenues were a record, up 13%.  U.S. consumer revenue growth continued to trend positively, up 6%.

•                  Revenue growth reflected customer volume growth.  Deposits and loans grew 18% and 15%, respectively.  In global consumer, investment AUMs increased 12%.  Securities and banking ranked #1 in global debt and equity underwriting and #2 in completed M&A for the first quarter.  In global wealth management, client assets under fee-based management grew 13% and client capital in alternative investments grew 52%.

•                  Net interest revenues grew 8% as volume growth was partially offset by net interest margin compression.

•                  Excluding the impact of gray zone in Japan consumer finance, the net interest margin declined 14 basis points versus the fourth quarter 2006, with slightly less than half of the decline in trading portfolios.

•                  Operating expenses increased 17%, including a $1.38 billion charge related to a structural expense review completed in the quarter.  Excluding the charge, compensation accruals related to the revenue impact of adopting SFAS 157, and $648 million pre-tax in SFAS 123(R) accruals recorded in the prior year period, expenses grew 10%, driven by increased business volumes and investment spending.

•                  The company opened 99 new branches during the quarter, including 48 internationally and 51 in the U.S.

•                  Credit costs increased $1.26 billion, primarily driven by an increase in net credit losses of $509 million and a net charge of $597 million to increase loan loss reserves.  The $597 million net charge compares to a net reserve release of $154 million in the prior-year period.

•                  In U.S. consumer, higher credit costs reflected an increase in net credit losses of $164 million and a net charge of $182 million to increase loan loss reserves.  The $182 million net charge compares to a net reserve release of $196 million in the prior year period.  Credit costs increased primarily in U.S. consumer lending and U.S. retail distribution, reflecting portfolio growth, an increase in delinquencies in second mortgages, and a change in estimate of loan losses inherent in the portfolio.

•                  In international consumer, higher credit reflected an increase in net credit losses of $331 million, and a net charge to increase loan loss reserves of $112 million.  Higher credit costs primarily reflected portfolio growth, including target market expansion in Mexico cards and the integration of Credicard in Brazil, increased net credit losses in Japan consumer finance, and a change in estimate of loan losses inherent in the portfolio.  The international consumer credit environment was generally stable.

•                  Markets & banking credit costs increased primarily due to a net charge of $286 million to increase loan loss reserves due to portfolio growth, which includes higher commitments to leveraged transactions and an increase in average loan tenor.  The $286 million net charge compares to a $33 million net charge to increase reserves in the prior-year period.  The global corporate credit environment remained stable.

•                  Taxes.  The effective tax rate on continuing operations was 26.9% versus 21.5% in the prior year period.  The current period tax rate includes the impact of a charge related to the structural expense review and certain APB 23 benefits described below.  The 2006 first quarter tax rate included a $598 million tax benefit on continuing operations, or $657 million in total, due to resolution of a federal audit.

•                  Share repurchases totaled $645 million, or approximately 12.1 million shares.

•                  Summary of highlighted items.  During the quarter, the following charges and benefits were recorded:

(In Millions of Dollars)	Pre-Tax Impact	After-Tax Impact		Business
Charge related to structural expense review	$(1,377)	$(871)		Corporate/Other
Gain on sale of MasterCard shares	268	171		U.S. Cards, Int’l Cards, IRB
Adoption of SFAS 157 (Fair Value Measurements)	402	135	(1)	Securities and Banking
Tax benefits due to initial application of APB 23 to certain foreign subsidiaries	—	131		See Schedule A, page 9

(1) Includes the impact of compensation accruals.

APPENDIX

GLOBAL CONSUMER GROUP

	First Quarter Revenues		%	First Quarter Net Income		%
(In Millions of Dollars)	2007	2006	Change	2007	2006	Change
U.S. Cards	$3,294	$3,234	2%	$897	$926	(3)%
U.S. Retail Distribution	2,426	2,296	6	388	515	(25)
U.S. Consumer Lending	1,551	1,260	23	359	437	(18)
U.S. Commercial Business	443	470	(6)	121	126	(4)
Total U.S. Consumer	$7,714	$7,260	6%	$1,765	$2,004	(12)%

International Cards	$1,739	$1,280	36%	$388	$291	33%
International Consumer Finance	890	962	(7)	25	168	(85)
International Retail Banking	2,759	2,467	12	540	677	(20)
Total International Consumer	$5,388	$4,709	14%	$953	$1,136	(16)%

Other	4	(14)	NM	(85)	(67)	(27)
Global Consumer	$13,106	$11,955	10%	$2,633	$3,073	(14)%

NM Not meaningful.
•                  U.S. Cards

•                  Revenues increased 2%, driven by 11% growth in non-interest revenues, reflecting a higher level of securitized receivables and a $161 million pre-tax gain on the sale of MasterCard shares.  Net interest revenues declined 14% primarily due to a transfer of higher margin receivables to securitization trusts and net interest margin compression.  Expenses decreased 3%.

•                  Average managed loans grew 1%, driven by higher reward and private label card balances, including the addition of Federated card receivables.

•                  The managed net credit loss ratio increased 73 basis points to 4.63%, primarily reflecting an increase in bankruptcy filings over unusually low filing levels experienced in the prior year period.

•                  Net income declined due to the absence of an $89 million tax benefit recorded on the prior year period.

•                  U.S. Retail Distribution

•                  Revenues increased 6%, primarily driven by increased customer business volumes. Average deposits and loans grew 22% and 12%, respectively, and investment product sales grew 21%.  Deposits in Citibank e-savings reached $12.9 billion.  Volume growth was partially offset by lower net interest margins, reflecting increased e-savings and time deposit balances.

•                  Expenses increased 8% on higher customer activity and investment in new branches.  During the quarter, 30 consumer finance branches and 21 new Citibank branches were opened.  Total branches increased 9% versus the prior year.

•                  Net income declined due to higher credit costs and the absence of a $51 million tax benefit recorded in the prior year period.  Higher credit costs were primarily driven by increased loan volumes, and the absence of a loan loss reserve release recorded in the prior-year period.  The net credit loss ratio increased 19 basis points to 2.85%.

•                  U.S. Consumer Lending

•                  Revenues increased 23%, driven by growth in net interest revenues and net servicing revenues, and higher gains on sales of securities.  Net interest revenues increased 12%, as growth in average loans, up 16%, offset lower net interest margins.

•                  Higher credit costs reflected increased net credit losses in second mortgages, an increase in loan loss reserves due to portfolio growth, seasoning, and increased delinquencies in second mortgages.  The net credit loss ratio in real estate lending increased 14 basis points to 0.33%.

•                  Net income declined 18% due to higher credit costs and the absence of a $31 million tax benefit recorded in the prior-year period.

•                  U.S. Commercial Business

•                  Revenues declined as increased loan and deposit balances, up 8% and 12% respectively, were offset by lower net interest margins and an increase in the mix of tax-advantaged revenues.

•                  Net income decreased 4%, as higher credit costs reflected increased net credit losses due to portfolio growth and the absence of a loan loss reserve release recorded in the prior-year period.  The tax benefit was due to an increase in tax-advantaged revenues.

•                  International Cards

•                  Revenues and net income growth was driven by higher purchase sales and average loans, up 25% and 28% respectively, and improved net interest margins.  Results include the integration of Credicard in Brazil and the acquisition of Grupo Financiero Uno (GFU) in Central America.  Revenues also include a $66 million pre-tax gain on the sale of MasterCard shares.

•                  Expenses grew 33%, reflecting the integration of Credicard and GFU, continued investment in organic growth and higher customer activity.

•                  Credit costs increased 30%, primarily driven by target market expansion in Mexico and the integration of Credicard.  The net credit loss rate increased 135 basis points to 4.99%.

•                  International Consumer Finance

•                  In Japan, revenues and net income declined due to increased customer refunds and credit costs, reflecting recent changes in the operating environment and the fourth quarter 2006 passage of new consumer lending laws.  The revenue decline also reflects a narrowing of the target market.  Lower revenues were partially offset by a decline in expenses, driven by a repositioning of the business that included closing 84 branches and 101 automated loan machines during the quarter.

•                  Outside of Japan, revenues increased 23%, driven by average loan growth of 25% and stable net interest margin.  Net income declined as revenue growth was offset by increased investment spending, including the opening of 29 new branches, and an increase in credit costs due to portfolio growth.  The net credit loss ratio decreased 1 basis point to 3.26%.

•                  International Retail Banking

•                  Revenues increased 12%, driven by increased deposits and loans, up 7% and 13% respectively, and 33% growth in investment product sales.  Loan growth was partially offset by net interest margin compression.  Loan balances grew at a double-digit pace in Asia, EMEA and Latin America.

•                  Expense growth reflected increased business volumes and continued investment spending.  During the quarter, 19 new branches were opened.

•                  Credit costs more than doubled due to an increase in loan loss reserves due to portfolio growth, the absence of loan loss reserve releases in the prior-year period, and a lower level of recoveries from portfolio sales versus the prior-year period.  The net credit loss ratio increased 17 basis points to 1.38%.

•                  Net income declined 20% reflecting higher credit costs, the absence of a $55 million tax benefit recorded in the prior-year period, and lower APB 23 tax benefits in Mexico.

MARKETS & BANKING

	First Quarter Revenues		%	First Quarter Net Income		%
(In Millions of Dollars)	2007	2006	Change	2007	2006	Change
Securities and Banking (a)	$7,313	$5,896	24%	$2,173	$1,618	34%
Transaction Services	1,645	1,382	19	447	323	38
Other	(1)	1	NM	1	(12)	NM
Markets & Banking	$8,957	$7,279	23%	$2,621	$1,929	36%
International Results	$5,243	$4,356	20%	$1,622	$1,414	15%

(a)          Results include a $402 million increase in revenues, or $135 million increase in net income, resulting from the adoption of SFAS 157 on January 1, 2007.

NM  Not meaningful

•                  Securities and Banking

•                  Fixed income markets revenues increased 20% to a record $3.8 billion, driven by improved results across all products, including interest rates and currencies, and credit and securitized products.

•                  Equity markets revenues grew 26% to a record $1.5 billion on higher results in cash trading, derivatives, equity finance and prime brokerage.

•                  Gross investment banking revenues were a record $1.8 billion, reflecting record equity underwriting revenues, up 83%, and record advisory and other fees, up 45%.  Net investment banking revenues increased 31% to $1.6 billion.

•                  Operating expenses increased 7% due to increased staffing and higher business volumes.  The rate of growth in expenses also reflects the absence of a $346 million pre-tax charge related to SFAS 123(R) in the prior-year period.

•                  Credit costs increased due to a net charge of $286 million to increase loan loss reserves.  The increase in loan loss reserves was driven by portfolio growth, which includes higher commitments to leveraged transactions and an increase in average loan tenor.

•                  Net income increased 34% to a record $2.2 billion.

•                  Transaction Services

•                  Revenues increased 19% to a record $1.6 billion, driven by higher customer volumes and stable net interest margins.  Liability balances grew 25% and assets under custody were up 22%.

•                  Operating expenses increased 9%, primarily driven by increased business volumes, and credit remained stable.

GLOBAL WEALTH MANAGEMENT

	First Quarter Revenues		%	First Quarter Net Income		%
(In Millions of Dollars)	2007	2006	Change	2007	2006	Change
Smith Barney	$2,246	$1,987	13%	$324	$168	93%
Private Bank	572	496	15	124	119	4
Global Wealth Management	$2,818	$2,483	13%	$448	$287	56%
International Results	$433	$329	32%	$87	$59	47%

•                  Smith Barney

•                  Revenue growth was driven by a 17% increase in fee-based and net interest revenues, reflecting improved net interest margins and a continued shift toward offering fee-based advisory products and services.  Transactional revenues increased 7%, as a higher volume of new securities offerings drove increased customer trading.

•                  Assets under fee-based management increased 13% to $362 billion, driven by net client asset flows and positive market action.  Net client asset flows were $7 billion during the quarter.

•                  Net income increased 93%, driven by increased business volumes and the absence of a $129 million pre-tax charge related to SFAS 123(R) in the prior-year period.

•                  Private Bank

•                  Revenue and net income growth was driven by a 30% increase in international revenues, reflecting strong growth in capital markets products in Asia and EMEA.  Expense growth primarily reflected increased client activity, which led to higher compensation costs.

•                  Client business volumes increased 19%, including higher client assets under fee-based management, up 12%.  Average loans increased 16%.

•                  Net income increased slightly as revenue growth was partially offset by higher credit costs and the absence of a tax benefit recorded in the prior year period.  Higher credit costs reflected portfolio growth.

ALTERNATIVE INVESTMENTS

	First Quarter Revenues		%	First Quarter Net Income		%
(In Millions of Dollars)	2007	2006	Change	2007	2006	Change

Alternative Investments	$562	$675	(17)%	$222	$353	(37)%

•                  Alternative Investments

•                  Revenues and net income declined as double-digit growth in client revenues and private equity results was more than offset by lower revenues from hedge funds, the absence of a gain on sale of The Travelers Companies shares and a $58 million tax benefit, both recorded in the prior-year period.  Client capital under management increased 52%.

CORPORATE/OTHER

Corporate/Other income declined, primarily reflecting the charge related to the structural expense review.

INTERNATIONAL OPERATIONS (1)

	First Quarter Revenues		%	First Quarter Net Income		%
(In Millions of Dollars)	2007	2006	Change	2007	2006	Change
Global Consumer	$1,377	$1,149	20%	$372	$358	4%
Markets & Banking	227	186	22	114	78	46
Global Wealth Management	36	31	16	12	8	50
Mexico	$1,640	$1,366	20%	$498	$444	12%

Global Consumer	$1,446	$1,270	14%	$83	$185	(55)%
Markets & Banking	2,827	2,296	23	694	635	9
Global Wealth Management	108	75	44	7	3	NM
Europe, Middle East and Africa (EMEA)	$4,381	$3,641	20%	$784	$823	(5)%

Global Consumer	$615	$775	(21)%	$45	$188	(76)%
Markets & Banking	212	296	(28)	35	85	(59)
Global Wealth Management	—	—	—	—	—	—
Japan	$827	$1,071	(23)%	$80	$273	(71)%

Global Consumer	$1,359	$1,189	14%	$383	$347	10%
Markets & Banking	1,404	1,132	24	561	414	36
Global Wealth Management	234	180	30	65	45	44
Asia (excluding Japan)	$2,997	$2,501	20%	$1,009	$806	25%

Global Consumer	$591	$326	81%	$70	$58	21%
Markets & Banking	573	446	28	218	202	8
Global Wealth Management	55	43	28	3	3	NM
Latin America	$1,219	$815	50%	$291	$263	11%

Total International	$11,064	$9,394	18%	$2,662	$2,609	2%

(1) International results for the quarter are fully reflected in the product disclosures.
NM  Not meaningful

•                  Mexico

•                  Consumer revenue growth was driven by increased average loans, up 11%, and a $68 million pre-tax gain on the sale of MasterCard shares.  Credit costs increased primarily due to target market expansion and cards portfolio growth.  Pre-tax earnings increased 47% and net income grew 4%, reflecting a lower level of APB 23 tax benefits than the prior-year period.

•                  Markets & banking results were driven by double-digit revenue growth in fixed income markets and underwriting and transaction services.

•                  Europe, Middle East and Africa

•                  Consumer revenues increased 14% as growth in customer deposits and loans of 9% and 18%, respectively, and higher investment product sales, more than offset net interest margin compression.   The net income decline reflected higher expenses due to increased business volumes and investment spending, and higher credit costs.

•                  Markets & banking generated record revenues and net income, driven by strong double-digit revenue growth across all products, including equity and fixed income markets, investment banking and transaction services.  Results also include a $171 million pre-tax increase to loan loss reserves due to portfolio growth, which includes higher commitments to leveraged transactions and an increase in average loan tenor.

•                  Japan

•                  Consumer revenues and net income declined primarily due to significantly lower consumer finance results.  Recent changes in the operating environment and the fourth quarter 2006 passage of new consumer lending laws led to increased customer refunds and credit costs.  Revenues declined also due to a narrowing of the target market.  The decline in revenues was partially offset by lower expenses due to a repositioning of the business.

•                  Markets & banking revenues and net income declined due to lower results in fixed income markets and fixed income and equity underwriting.

•                  Asia

•                  Consumer revenues increased 14%, driven by growth in deposits and loans, up 10% and 17% respectively, and record investment product sales, up 46%.  Volume growth was partially offset by net interest margin compression.  Net income increased 10%, as revenue growth was partially offset by higher expenses due to recent branch openings and higher credit costs.

•                  Markets & banking income was a record, up 36%, driven by double-digit revenue in investment banking, lending and transaction services.

•                  Wealth management income increased 44%, driven by strong growth in capital markets products.

•                  Latin America

•                  Consumer revenues increased 81%, driven by double-digit organic growth in average receivables, the acquisition of GFU, and the integration of Credicard in Brazil.  Net income increased 21% as revenue growth was offset by higher credit costs due to portfolio growth.

•                  Markets & banking revenue growth was driven by double-digit increases in fixed income and equity markets, and transaction services.  Net income increased 8% as revenue growth was offset by higher taxes due to the absence of a prior year tax benefit.

A reconciliation of non-GAAP financial information contained in this press release is set forth in page 11.

Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management.  Citi’s major brand names include:  Citibank, CitiFinancial, Primerica, CitiSmith Barney, and Banarnex.  Additional information may be found at www.citigroup.com or www.citi.com.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Financial Supplement.  Both the earnings release and the Financial Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

Contacts:

Press:	Christina Pretto	(212) 559-9560	Equity Investors:	Arthur Tildesley	(212) 559-2718
	Shannon Bell	(212) 793-6206	Fixed Income Investors:	Maurice Raichelson	(212) 559-5091
	Michael Hanretta	(212) 559-9466

SCHEDULE A

(In Millions of Dollars)	Tax benefits due to initial application of APB 23 to certain foreign subsidiaries
International Cards	$12
International Consumer Finance	—
International Retail Banking	15
Total International Consumer	$27
Consumer Other	—
Global Consumer	$27

Securities and Banking	$79
Transaction Services	23
Markets & Banking	$102

Smith Barney	2
Private Bank	—
Global Wealth Management	$2

Total	$131

SUMMARY OF PRESS RELEASE DISCLOSED ITEMS - NET INCOME IMPACT ($MM)

	1Q’06		1Q’07
Cards	$76	(1)(2)(3)	$103	(4)
Retail Distribution	29	(1)(2)(3)	—
Consumer Lending	26	(1)(2)(3)	—
Commercial Business Group	(3	)(1)(2)(3)	—
U.S. Consumer	128		103
Cards	15	(1)(2)(3)	54	(4)(5)
Consumer Finance	(3	)(2)(3)	—
Retail Banking	32	(1)(2)(3)	41	(4)(5)
International Consumer	44		95
Other Consumer	24	(1)(2)(3)	—
Global Consumer	196		198
Securities and Banking	(122	)(1)(2)(3)	214	(5)(6)
Transaction Services	19	(1)(2)(3)	23	(5)
Other	—		—
Markets & Banking	(103)		237
Smith Barney	(107	)(2)(3)	2	(5)
Private Bank	1	(1)(2)(3)	—
Global Wealth Management	(106)		2
Alternative Investments	53	(1)(2)(3)	—
Corporate / Other	38	(1)(2)(3)	871	(7)
Discontinued Operations	59	(1)	—

(1)          Tax benefits related to resolution of an audit of $657 comprised of $89 in U.S. Cards, $51 in U.S. Retail Distribution, $31 in U.S. Consumer Lending, $4 in Commercial Business Group, $20 in International Cards, $55 in International Retail Banking, $40 in Other Consumer, $151 in Securities and Banking, $25 in Transaction Services, $13 in the Private Bank, $58 in Alternative Investments, $61 in Corporate/Other and $59 in Discontinued Operations.

(2)          Impact of FAS 123(R) charge for stock awards granted to retirement-eligible employees in 2006 for the 2005 performance year of ($648) pre-tax, (($398) after-tax) comprised of ($10) in U.S. Cards, ($18) in U.S. Retail Distribution, ($4) in U.S. Consumer Lending, ($6) in Commercial Business Group, ($4) in International Cards, ($2) in International Consumer Finance, ($18) in International Retail Banking, ($14) in Other Consumer, ($215) in Securities and Banking, ($5) in Transaction Services, ($78) in Smith Barney, ($10) in the Private Bank, ($4) in Alternative Investments and ($10) in Corporate/Other.

(3)          Impact of FAS 123(R) accrual of estimated cost of stock awards for retirement-eligible employees that were earned in the first quarter 2006 of ($198) pre-tax (($122) after-tax, comprised of ($3) in U.S. Cards, ($4) in U.S. Retail Distribution, ($1) in U.S. Consumer Lending, ($1) in Commercial Business Group, ($1) in International Cards, ($1) in International Consumer Finance, ($5) in International Retail Banking, ($3) in Other Consumer, ($58) in Securities and Banking, ($1) in Transaction Services, ($29) in Smith Barney, ($2) in the Private Bank, ($1) in Alternative ‘Investments and ($12) in Corporate/Other.

(4)          Gain on sale of MasterCard shares of $171 after-tax ($268 pre-tax) comprised of $103 after-tax in US Cards, $42 after-tax in International Cards, and $26 after-tax in International Retail Banking.

(5)          Tax benefit due to initial application of APB23 to certain foreign subsidiaries of $131 comprised of $12 in International Cards, $15 in International Retail Banking, $79 in Securities and Banking, $23 in Transaction services and $2 in Smith Barney.

(6)          Impact related to the early adoption of FAS 157 of $135 after-tax ($402 pre-tax increase in revenues) in Securities and Banking.

(7)          Charge related to the structural expense review of $(871) after-tax ($(1,377) pre-tax) in Corporate/Other.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

1)              Earnings per share excluding the charge related to structural expense review.

2)              Citigroup net income excluding the charge related to structural expense review.

3)              Citigroup expenses excluding the charge related to structural expense review, compensation accruals related to the revenue impact of adopting SFAS 157, and the charge related to SFAS123(R) for stock awards granted to retirement eligible employees in January 2006.

The Company believes that these non-GAAP financial measures provide a fuller understanding of ongoing operations and enhance comparability of those results in prior periods as well as demonstrating the effects of unusual charges in the quarter.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.

Reconciliation of the GAAP financial measures to the aforementioned non-GAAP measures follows:

	1Q	1Q	1Q’07 vs. 1Q’06
($in millions, except EPS)	2007	2006	% Change

GAAP Citigroup Earnings Per Share	$1.01	$1.11	(9)%
Excluding charge related to structural expense review	0.17	—
Non-GAAP Citigroup Earnings Per Share as Adjusted	$1.18	$1.11	6%

GAAP Citigroup Net Income	$5,012	$5,639	(11)%
Excluding charge related to structural expense review	$871	—
Non-GAAP Citigroup Net Income as Adjusted	$5,883	$5,639	4%

GAAP Citigroup Operating Expenses	$15,571	$13,358	17%
Excluding charge related to structural expense review	$(1,377)	—
Excluding compensation accruals related to the revenue impact of adopting SFAS 157	$(181)	—
Excluding the charge related to SFAS 123(R) for stock awards granted to retirement eligible employees in January 2006	—	$(648)
Non-GAAP Citigroup Operating Expenses as Adjusted	$14,013	$12,710	10%